Exhibit 11.2

INSIDER TRADING POLICY

PICS N.V.

Insider Trading Policy - PICS N.V.

The purpose of this document is to establish the rules to governing the handling of material non-public information and the trading of securities with respect to PICS N.V. and any and all companies directly or indirectly controlled by it (collectively, the “Company”) Insider Trading Policy (“Company’s Insider Trading Policy” or “Policy”).

Our culture thrives on transparency and we intend on keeping it that way. As a result, we must be very mindful and careful about how we treat information that we receive internally. To this end, and to prevent insider trading violations, this Policy details the manner in which to handle material non-public information and what consequences persons covered by this Policy may suffer if this information is leaked to anyone.

This Policy applies to all transactions in the Company’s securities, including without limitation common stock, options to purchase common stock and any other securities the Company may issue from time to time, such as preferred stock, warrants, convertible debentures, notes, bonds, or other debentures, as well as securities relating to the Company, whether or not issued by the Company (all such securities, the “Securities” and all such transactions, “Transactions”). This Policy does not apply to employee stock options granted by the Company, which cannot be traded; however, any shares acquired upon exercise of such options (including the sale of such stock as part of a broker-assisted cashless exercise) is subject to this Policy.

I. SUMMARY OF THE COMPANY POLICY CONCERNING TRADING IN COMPANY SECURITIES.

This Policy is designed, without exception, to comply with all applicable laws and regulations regarding insider trading in conducting its business. Each employee, each officer, each director and each controlling shareholder of the Company is expected to comply with this Policy. When carrying out Company business, employees, officers, directors and controlling shareholders of the Company must avoid any activity that violates applicable laws or regulations. In order to avoid even an appearance of impropriety, the Company’s directors, officers, certain other employees and controlling shareholders of the Company are subject to pre-approval requirements described below and other limitations on their ability to enter into Transactions. Although these limitations do not apply to transactions pursuant to written plans for trading securities that comply with Rule 10b5-1 under the Securities Exchange Act of 1934 (the “Exchange Act”), the entry into, amendment or termination of any such written trading plan is subject to pre-approval requirements and other limitations. References to the Company’s “stock” and the “stockholders” shall mean the Company’s “shares” and “shareholders” for the purposes of this Policy.

Insider Trading Policy - PICS N.V.

II. THE USE OF INSIDE INFORMATION IN CONNECTION WITH TRADING IN SECURITIES.

A.	General Rule.

U.S. securities laws regulate the sale and purchase of securities in the interest of protecting the investing public. U.S. securities laws give the Company, its officers and directors, and other employees the responsibility to ensure that information about the Company is not used unlawfully in the purchase and sale of securities.

All employees, officers, directors and controlling shareholders of the Company should comply with all the applicable laws against trading any Securities when aware of “material non-public information.” These laws are based upon the belief that all persons trading in a company’s securities should have equal access to all “material” information about that company. For example, if an employee, an officer, a director or controlling shareholder of the Company is aware of material inside financial information, that employee or officer or director or controlling shareholder is prohibited from buying or selling Securities in the Company until the information has been adequately disclosed to the public. This is because the employee, officer or director or controlling shareholder is aware of information that could cause the price of the Securities to change, and it would be unfair, fraudulent and illegal for the employee, officer, director or controlling shareholder to have an advantage (knowledge that the share price could change) that the rest of the investing public does not have (e.g. any matters discussed in Company’s board meetings). Civil and criminal penalties for this kind of activity are severe.

With respect to the definition of “material non-public information” (“Material Non-Public Information”), information is “material” if there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision. Information is “non-public” if it has not been publicly disclosed by the Company in an official announcement, in a manner making it available to investors generally on a broad-based non-exclusionary basis (e.g., the filing of a 6-K or Form 20-F or the issuance of a press release), and one (1) full trading day has passed since the disclosure of the information (allowing the investing public has had reasonable time and opportunity to evaluate this information and make investment decisions relying on it). If it is unclear whether material information has been adequately disclosed to the public, it should be treated as if it is “non-public” information. If it is unclear whether inside information is “material,” it should be treated as if it was material. Material Non-Public information can be favorable or unfavorable. Some examples of information that could be considered material include:

i.	significant changes in key performance indicators of the Company;

ii.	actual, anticipated or targeted earnings and dividends and other financial information;

iii.	financial, sales and other significant internal business forecasts, or a change in previously released estimates;

iv.	significant mergers, business acquisitions or dispositions, or the expansion or curtailment of operations;

v.	significant events affecting the Company’s operations, including any breach of information systems that compromises the functioning of the Company’s information or other systems or results in the exposure or loss of customer information, in particular personal information;

vi.	new equity or debt offerings or significant borrowing;

Insider Trading Policy - PICS N.V.

vii.	changes in debt ratings, or analyst upgrades or downgrades of the issuer or one of its securities;

viii.	significant changes in accounting treatment, write-offs or effective tax rate;

ix.	significant litigation or governmental investigation;

x.	significant cybersecurity incidents;

xi.	changes in top management; and

xii.	stock splits or other corporate actions.

Furthermore, it is important to highlight that it is illegal for any person in possession of Material Non-Public Information to provide any other people with such information, to recommend that they buy or sell the securities or to accept any type of personal benefit in exchange for Material Non-Public Information (“Tipping”). In that case, both the person who discloses the information and the person who trades on it may be held liable.

The Securities and Exchange Commission (the “SEC”), prosecutors, the stock exchanges and plaintiffs’ lawyers focus on uncovering insider trading. A breach of the insider trading laws could expose the insider or anyone who trades on information provided by an insider to criminal fines up to three times the profits earned and imprisonment up to ten years, in addition to civil penalties (up to three times of the profits earned), and injunctive actions.

Inside information does not belong to the individual directors, officers, other employees or controlling shareholder who may handle it or otherwise obtain knowledgeable about it. It is an asset of the Company. For any person to use such information for personal benefit or to disclose it to others outside the Company violates the Company’s interests. More particularly, in connection with trading in the Company’s Securities, it is a fraud against members of the investing public and against the Company. The mere perception that an employee or director traded with the knowledge of material inside information could harm the reputation of both the Company and that employee or director.

B.	Who Does the Policy Apply To?

This Policy applies to all directors, officers and other employees (domestic and international) of the Company and its subsidiaries, and each controlling shareholder of the Company (including its directors and officers), as well as their respective immediate family and household members, and also to other people who gain access to that information (“Insiders”). This policy also applies to entities controlled by Insiders, including but not limited to any corporations, partnerships or trusts. With respect to former Insiders, the Policy applies until the opening of the first Window period applicable to such Insider after the termination of employment or directorship agreement.

Further, the prohibitions in this Policy apply to: (i) any account over which employees, directors and the persons listed above have or share the power, directly or indirectly, to make investment decisions (whether or not such persons have a financial interest in the account); and (ii) those accounts established or maintained by such persons with their consent or knowledge and in which such persons have a direct or indirect financial interest.

Insider Trading Policy - PICS N.V.

Because of their access to confidential information on a regular basis, Company policy subjects (i) all directors and officers of the Company and their assistants, (ii) all persons identified on Appendix A, and (iii) such other persons as may be designated from time to time and informed of such status by the Company’s Investors Relation Department (the “Window Group A”) to additional restrictions on trading in the Company securities. All Insiders who are not in Window Group A are considered to be in Window Group B (“Window Group B”). In addition, directors, officers and certain employees with inside knowledge of Material Non-Public Information may be subject to ad hoc restrictions on trading from time to time to be provided by the Company.

III. GENERAL GUIDELINES.

The following guidelines should be followed in order to ensure compliance with applicable antifraud laws and with the Company’s policies:

1.	Nondisclosure. Material Non-Public Information must not be disclosed to anyone, except to persons within the Company whose positions require them to know it. Insiders of the Company must protect the confidentiality of Material Non-Public Information, should be particularly careful when discussing Material Non-Public Information in public spaces or in common areas on Company property, in their homes and take due care of physical or electronic documents in their work devices.

2.	Trading in the company securities. No Insiders may trade in the Company’s Securities when he or she has knowledge of Material Non-Public Information concerning the Company that has not been disclosed to the public. Accordingly, any such persons shall not accept any type of personal benefit in Exchange for such information. As used in this Policy, the terms “trade” or “trading” refer broadly to any purchase, sale or other transaction to acquire, transfer or dispose of Securities, including gifts or other contributions, sales of stock acquired upon the exercise of options and trades made under an employee benefit or retirement plan. As discussed above in the definition of “Material Non-Public Information,” any Insider who possesses Material Non-Public Information is subject to the obligation of not entering into any Transactions involving Company’s securities as of the moment they become aware of the Material Non-Public Information and until the start of the first trading day that is at least one (1) full trading day after the date the information has been publicly released. There is no exception to this Policy, including situations of personal financial hardship to an employee or director or the intended use of proceeds (such as making a mortgage payment or for an emergency expenditure).

3.	Avoid speculation. Investing in the Company’s common stock or other securities provides an opportunity to share in the future growth of the Company. However, investment in the Company and sharing in the growth of the Company does not mean short range speculation based on fluctuations in the market or selling the stock short. Such activities put the personal gain of the employee, officer or director in conflict with the best interests of the Company and its stockholders. As such, these activties are prohibited. Although this Policy does not mean that Insiders may never sell shares, the Company encourages employees, officers and directors to avoid frequent trading in Company stock. Speculating in Company stock is not part of the Company culture.

Insider Trading Policy - PICS N.V.

4.	Trading in other securities. No Insider should place a purchase or sale order or make a gift, or recommend that another person place a purchase or sale order or make a gift (including but not limited to investment through a retirement account), in the securities of another corporation, if the Insider learns in the course of his or her employment confidential information about the other corporation or information that is otherwise likely to affect the value of the securities of that other corporation. For example, it would be a violation of the securities laws if an Insider learned through Company sources that the Company intended to purchase assets from a company, and then placed an order to buy or sell stock in that other company because of the likely increase or decrease in the value of its securities. This prohibition also applies to Material Non-Public Information from clients, commercial suppliers and business partners of the Company learned in the Insider’s service to the Company.

IV.	BLACKOUT PERIODS AND RESTRICTION ON THE WINDOW GROUPS.

Window Groups A and B are subject to the following blackout period restrictions on trading in Company Securities and Window Group A to the following preclearance restrictions on trading in Company securities in addition to those set above:

●	no trading is permitted by Window Group A and Window Group B beginning at 11:59 pm Eastern time 15 calendar days before the end of a fiscal quarter, until the start of the first trading day that is at least one (1) full trading day after the date of public disclosure of an earnings release with respect to such fiscal period (the “Blackout Period”), except for reasons of exceptional personal financial hardship and subject to prior review and approval by the General Counsel; provided that, if the General Counsel wishes to trade outside the Window, such individual shall be subject to prior review and approval by the chairman of the Board of Directors (“Board”);

●	trading is permitted at all other periods which are not considered Blackout Periods (the “Windows”), subject to the restrictions below;

●	clearance for all trades of the Window Group A must be obtained from the Company’s General Counsel (in the case of requests for clearance from the Company’s General Counsel, clearance must be obtained from the Board) at least two (2) full trading days in advance, and the transaction may only be performed during the Window period in which the approval was granted and, in any event, within two (2) full trading days from the date of approval; and

●	individuals in the Window Group A remain subject to all of the general restrictions provided for in this Policy.

Insider Trading Policy - PICS N.V.

While individuals in Window Group B are not subject to pre-clearance requirements above, they remain otherwise subject to all of the general restrictions provided for in this Policy.

Note that at certain times the Company may determine that no trades may occur as a result of a pending business transaction, a cyber-breach, or any other material development that has not yet been publicly disclosed (which may occur, with respect to Window Group A, even during the quarterly Windows described above). No reasons need to be provided by the Company and the closing of the Window may itself constitute Material Non-Public Information that should not be communicated. Company will issue communication to the Window Groups A and B and other persons as may be considered under restriction about the closing of the Window.

The foregoing restrictions do not apply to transactions pursuant to written plans for trading securities that comply with Rule 10b5-1 under the Exchange Act (“10B5-1 PLANS”). However, individuals in Window Group A may not enter into, amend or terminate a 10b5-1 Plan relating to Company securities without the prior approval of the General Counsel, which will only be given during a Window period.

V. APPLICABILITY OF U.S. SECURITIES LAWS TO INTERNATIONAL TRANSACTIONS.

The U.S. securities laws may be applicable to trades in the Company’s securities executed outside the United States, as well as to the securities of the Company’s subsidiaries or affiliates, even if they are located outside the United States. Thus, this Policy generally applies to trades executed outside the United States. Transactions involving securities of subsidiaries or affiliates should be carefully reviewed by the Company for compliance not only with local law but also for possible application of U.S. securities laws.

VI. PROHIBITED TRANSACTIONS.

Certain transactions in the Company’s Securities are prohibited regardless of whether the Insider is aware of Material Non-Public Information.

A.	Hedging and Derivatives.

All Insiders are prohibited from engaging in any derivative transactions (including transactions involving options, puts, calls, prepaid variable forward contracts, equity swaps, collars and exchange funds or other derivatives) that are designed to hedge or speculate on any change in the market value of the Company’s Securities.

Trading in options or other derivatives is generally highly speculative and very risky. People who buy options are betting that the stock price will move rapidly. As discussed below, Insiders are also prohibited from shorting the Company’s stock. For that reason, when a person trades in options in the stock of a company where he is an Insider, it will arouse suspicion by applicable regulators (including the SEC) that the person was trading on the basis of inside information, particularly where the trading occurs before a company announcement or major event. It is difficult for an Insider to prove that he or she did not know about the announcement or event. If the SEC or the stock exchanges were to notice active options trading by one or more employees or directors of the Company prior to an announcement, they would investigate. Such an investigation could be embarrassing to the Company (as well as expensive) and could result in severe penalties and expense for the persons involved.

Insider Trading Policy - PICS N.V.

For all of these reasons, the Company prohibits its Insiders from trading in options or other derivatives involving the Company’s Securities.

B.	Margin Accounts and Pledges.

Securities purchased on margin may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities held in an account which may be borrowed against or are otherwise pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Accordingly, if you purchase securities on margin or pledge them as collateral for a loan, a margin sale or foreclosure sale may occur at a time when you are aware of Material Non-Public Information or otherwise are not permitted to trade in Company securities. The sale, even though not initiated at your request, is still a sale for your benefit and may subject you to liability under the insider trading rules if made at a time when you are aware of Material Non-Public Information. Similar cautions apply to a bank or other loans for which you have pledged stock as collateral. Therefore, none of the directors, officers or employees of the Company, whether or not in possession of Material Non-Public Information, may purchase Company Securities on margin, or borrow against any account in which Company Securities are held, or pledge Company Securities as collateral for a loan.

The Company discourages placing standing or limit orders on Company Securities. Standing and limit orders are orders placed with a broker to sell or purchase stock at a specified price. Similar to the use of margin accounts, these transactions created heightened risks for insider trading violations. Because there is no control over the timing of purchases or sales that result from an Insider’s standing instructions to a broker, a transaction could be executed when that Insider is in possession of Material Non-Public Information. Unless standing and limit orders are submitted under approved 10b5-1 trading plans, if an Insider determines that he/she must use a standing order or limit order, the order should be limited to short duration and should otherwise comply with the trading restrictions and procedures outlined in this Policy.

VII. EXCEPTIONS TO POLICY.

The prohibition on trading in securities while in possession of Material Non-Public Information does not apply to:

●	Changes Only in the Form of Beneficial Ownership. Transferring shares to an entity that does not involve a change in the beneficial ownership of the shares (for example, to an inter vivos trust of which you are the sole beneficiary during your lifetime).

●	Stock Option Exercises. The exercise of stock options pursuant to the Company’s stock plans; however, the market sale of any such stock acquired upon such exercise, including as part of a broker-assisted cashless exercise of an option, is subject to this Policy.

Insider Trading Policy - PICS N.V.

●	Tax Withholding Rights. The exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares to satisfy tax withholding requirements; however, the market sale of any shares to satisfy tax requirements is subject to this Policy.

●	Employee Stock Purchase Plan Purchases. The purchase of stock through the Company’s employee stock purchase plan (to the extent that the Company has such a plan) through regular payroll deductions; however, the sale of any such stock and the establishing or changing of instructions regarding the level of withholding contributions which are used to purchase stock is subject to this Policy.

●	401(k) Plan Purchases. The purchase of stock through the Company’s 401(k) plan through regular payroll deductions (to the extent that the Company has such a plan); however, the sale of any such stock and the election to transfer, increase or decrease funds into or out of, or a loan with respect to amounts invested in, the stock fund is subject to this Policy.

●	Investment Advice; Mutual Funds. This Policy does not apply to trading in securities where you have not discussed the merits of the investment with, nor provided inside information to, whomever is responsible for making investment decisions in the securities (e.g., an investment adviser to whom you have delegated all investment authority). Similarly, this Policy does not apply to trading an interest in a publicly traded mutual fund, even where the fund holds securities about which you have Material Non-Public Information that you learned based on your relationship to the Company.

●	Other Transactions. In addition, this Policy does not apply to any other transaction, the specific facts of which are reviewed by the General Counsel and determined by the General Counsel not to constitute a violation of applicable insider trading law.

As discussed in the definition of “Trading,” this Policy applies to gifts and other contributions of Company securities or another company, such that gifts should be treated as if they were “sales.”

VIII. BROKER REPORTING REQUIREMENTS.

The timely reporting of transactions requires tight interface with brokers handling transactions for the Company’s directors and officers subject to Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (i.e, the “officers” named in the Company’s initial public offering (the “IPO”) prospectus and annual reports on Form 20-F, in addition to the Company’s principal financial officer and principal accounting officer if not named in the IPO prospectus and/or annual reports on Form 20-F) (such officers collectively with the directors, “Section 16 Persons”). A knowledgeable, alert broker can also serve as a gatekeeper, helping to ensure compliance with the Company’s pre-clearance procedures and helping prevent inadvertent violations. Therefore, in order to facilitate timely compliance by Section 16 Persons of the Company with the requirements of Section 16(a) of the Exchange Act, and Rule 144 of the Securities Act of 1933, as amended, brokers of Section 16 Persons need to comply with the following requirements:

●	not to enter any order (except for orders under pre-approved Rule 10b5-1 plans) without first verifying with the Company that your transaction was pre-cleared and in compliance with your brokerage firm’s compliance procedures, including with respect to, in the case of sales, Rule 144; and

Insider Trading Policy - PICS N.V.

●	to report before the close of business on the day after the execution of the transaction to the Company by telephone and in writing via e-mail to the General Counsel at thiago.daniel@picpay.com and vivian.breder@picpay.com, the complete (i.e., date, type of transaction, number of shares and price) details of every transaction involving the Company’s equity Securities, including gifts, transfers and all 10b5-1 transactions.

Because it is the legal obligation of the trading person, and not the Company, to cause these filings to be made, you are strongly encouraged to confirm following any transaction that your broker has immediately telephoned and e-mailed the required information to the Company.

IX. OTHER LIMITATIONS ON SECURITIES TRANSACTIONS.

A.	Public Resales – Rule 144.

The U.S. Securities Act of 1933, as amended (the “Securities Act”), requires every person who offers or sells a security to register such transaction with the SEC unless an exemption from registration is available. Rule 144 under the Securities Act is the exemption typically relied upon for (i) public resales by any person of “restricted securities” (i.e., unregistered securities acquired in a private offering or sale) and (ii) public resales by directors, officers and other control persons of a company (known as “affiliates”) of any of the Company’s Securities, whether restricted or unrestricted.

The exemption in Rule 144 may only be relied upon if certain conditions are met. These conditions vary based upon whether the Company has been subject to the SEC’s reporting requirements for 90 (ninety) days (and is therefore a “reporting company” for purposes of the rule) and whether the person seeking to sell the securities is an affiliate or not. Application of the rule is complex and Company Insiders should not make a sale of Company Securities in reliance on Rule 144 without obtaining the approval of the General Counsel and Chief Compliance Officer, who may require the Insider to obtain an outside legal opinion satisfactory to the General Counsel and Chief Compliance Officer concluding that the proposed sale qualifies for the Rule 144 exemption.

1.	Holding period. Restricted securities issued by a reporting company (i.e., a company that has been subject to the SEC’s reporting requirements for at least 90 (ninety) days) must be held and fully paid for a period of six (6) months prior to their sale. The holding period requirement does not apply to securities held by affiliates that were acquired either in the open market or in a public offering of securities registered under the Securities Act.

2.	Current public information. Current information about the Company must be publicly available before the sale can be made. The Company’s periodic reports filed with the SEC ordinarily satisfies this requirement. If the seller is not an affiliate of the Company issuing the securities (and has not been an affiliate for at least three (3) months) and one year has passed since the securities were acquired from the issuer or an affiliate of the issuer (whichever is later), the seller can sell the securities without regard to the current public information requirement.

Insider Trading Policy - PICS N.V.

Rule 144 also imposes the following additional conditions on sales by persons who are “affiliates.” A person or entity is considered an “affiliate,” and therefore subject to these additional conditions, if it is currently an affiliate or has been an affiliate within the previous three (3) months:

I.	Volume limitations. The number of debt securities that can be sold by an affiliate and by certain persons associated with the affiliate during any three-month period cannot exceed 10% (ten percent) of a tranche (or class when the securities are non- participatory preferred stock), together with all sales of securities of the same tranche sold for the account of the affiliate. The number of equity securities that can be sold by an affiliate during any three-month period cannot exceed the greater of (i) one percent of the outstanding shares of the class or (ii) the average weekly reported trading volume for shares of the class during the four calendar weeks preceding the time the order to sell is received by the broker or executed directly with a market maker.

II.	Manner of sale. Equity securities held by affiliates must be sold in unsolicited brokers’ transactions, directly to a market-maker or in riskless principal transactions.

III.	Notice of sale. An affiliate seller must file a notice of the proposed sale with the SEC at the time the order to sell is placed with the broker, unless the amount to be sold during any three-month period neither exceeds 5,000 (five thousand) shares nor involves sale proceeds greater than US$50,000 (fifty thousand US dollars). See “D. Filing Requirements”.

Bona fide gifts are not deemed to involve sales of shares for purposes of Rule 144, so they can be made at any time without limitation on the amount of the gift. Donees who receive restricted securities from an affiliate generally will be subject to the same restrictions under Rule 144 that would have applied to the donor, depending on the circumstances.

B.	Underwriter Lock-Up Agreements.

All the directors and officers of the Company have agreed to additional limitations on their ability to transfer or convey any of the economic consequences of ownership of any Company Securities prior to the date that is 180 (one hundred and eighty) days after the date of the prospectus relating to the Company’s IPO of its ordinary shares in the United States.

Insider Trading Policy - PICS N.V.

C.	Restrictions on Purchases of Company Securities.

In order to prevent market manipulation, the SEC adopted Regulation M under the Exchange Act. Regulation M generally restricts the Company or any of its affiliates from buying Company stock, including as part of a share buyback program, in the open market during certain periods while a distribution, such as a public offering, is taking place. You should consult with the Company’s Investors Relation Team if you desire to make purchases of Company stock during any period that the Company is conducting an offering or buying shares from the public. Similar considerations may apply during period when the Company is conducting or has announced a tender offer.

D.	Filing Requirements.

1.	Schedule 13d and 13g. Section 13(d) of the Exchange Act requires the filing of a statement on Schedule 13D (or on Schedule 13G, in certain limited circumstances) by any person or group which acquires beneficial ownership of more than five percent (5%) of a class of equity securities registered under the Exchange Act. The threshold for reporting is met if the stock owned, when coupled with the amount of stock subject to options exercisable within 60 (sixty) days, exceeds the five percent (5%) limit.

A report on Schedule 13D is required to be filed with the SEC and submitted to the Company within 5 (five) business days after the reporting threshold is reached. If a material change occurs in the facts set forth in the Schedule 13D, such as the acquisition or disposition of one percent or more in the percentage of stock beneficially owned, an amendment disclosing the change must be filed within 2 (two) business days. A decrease in beneficial ownership to less than five percent (5%) must also be reported.

A limited category of persons (such as banks, broker-dealers and insurance companies) may file on Schedule 13G as long as the securities were acquired in the ordinary course of business and not with the purpose or effect of changing or influencing the control of the issuer. Schedule 13G is also generally available for equity securities acquired before the Company’s IPO, with limited exceptions. Schedule 13G is more limited and subject to fewer updating requirements than Schedule 13D. A report on Schedule 13G is generally required to be filed with the SEC and submitted to the Company within 45 (forty five) days after the end of the calendar quarter in which the reporting threshold is reached, but sometimes due earlier.

A person is deemed the beneficial owner of Securities for purposes of Section 13(d) if such person has or shares voting power (i.e., the power to vote or direct the voting of the securities) or dispositive power (i.e., the power to sell or direct the sale of the securities). A person filing a Schedule 13D or 13G may disclaim beneficial ownership of any securities attributed to him or her if he or she believes there is a reasonable basis for doing so. A Section 16 Person’s filing of a Section 16(a) report does not absolve him/her of the separate obligation, if applicable, to file a Schedule 13D or 13G.

Insider Trading Policy - PICS N.V.

2.	Form 144. As described above under the discussion of Rule 144, an affiliate seller relying on Rule 144 must file a notice of proposed sale with the SEC at the time the order to sell is placed with the broker unless the amount to be sold during any three-month period neither exceeds 5,000 shares nor involves sale proceeds greater than US$50,000. A Section 16 Person’s filing of a Section 16(a) report does not absolve him/her of the separate obligation, if applicable, to file a Form 144.

X. MISCELLANEOUS.

A.	Further Information.

To provide assistance in preventing inadvertent violations and avoiding even the appearance of an improper transaction, if you are in doubt, you are advised to consult with the Investors Relation Team before buying or selling (or otherwise making any transfer, gift, pledge or loan thereof) any Company’s securities, even if you are not in a Window period.

B.	Review and Supervision.

The Company’s board of directors shall review this Policy periodically and make changes as appropriate. This Policy will be under the General Counsel and Chief Compliance Officer’s supervision.

C.	Distribution.

For enforcement purposes of this Policy, the Corporate Governance Department, together with the Compliance Department, may release this Policy to employees, officers and directors of the Company, in a simpler and adapted language, including applicable translations of its terms, in order to facilitate understanding of persons impacted by this Policy, provided that no material changes in the terms of this Policy shall result from such adaptation.

D.	Acknowledgement and Certification.

This Policy will be delivered to all directors, officers, employees and designated outsiders upon its adoption by the Company and to all new directors, officers, employees and designated outsiders at the start of their employment or relationship with the Company. Upon first receiving a copy of this Policy or any revised versions, each receiver must sign an acknowledgment (Appendix B) that he or she has received a copy of this Policy and agrees to comply with its terms.

Insider Trading Policy - PICS N.V.

Appendix A – Window Group A

Restricted Employees

●	Board Members of PicS N.V. and any subsidiary controlled by the Company

●	Officers of PicS N.V. and and any subsidiary controlled by the Company

●	High Level Management to be considered as the directors and officers of any subsidiary controlled by the Company

●	All employees of the following departments/areas:

-	Finance Team (which includes Accounting and Treasury)

-	Investor Relations

-	M&A

-	Legal

-	Cybersecurity

●	Certain employees holding leadership positions at the Company, in accordance with applicable rules, as determined by the General Counsel and the head of the HR Department.

Insider Trading Policy - PICS N.V.

Appendix B – Acknowledgment and Certification

I,                                                                                                                    , hereby acknowledge that I have received and read a copy of PICS N.V. Statement of Policy Concerning Trading in Company Securities – Insider Trading Policy and agree to comply with its terms. I understand that violation of insider trading or tipping laws or regulations may subject me to severe civil and/or criminal penalties, and that violation of the terms of the above-titled policy may subject me to discipline by the Company up to and including termination for cause.

Date

Insider Trading Policy - PICS N.V.